UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934 (Amendment No. )

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Avis Budget Group, Inc.

(Name of Registrant as Specified in its Charter)

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March 21, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc., which will be held at the DoubleTree by Hilton Downtown Wilmington-Legal District, 700 N. King Street, Wilmington, Delaware 19801 on Tuesday, May 16, 2017, at 9:30 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.
This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our company of which you should be aware when you vote your shares.
Your vote is important to us. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.
On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a stockholder and express our appreciation for your ongoing support of our Company.

Sincerely,

Larry D. De Shon
Chief Executive Officer and
Chief Operating Officer

Ronald L. Nelson
Executive Chairman of the Board

Notice of 2017 Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on Tuesday, May 16, 2017, at 9:30 a.m. Eastern Time, at the DoubleTree by Hilton Downtown Wilmington-Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1.
To elect as directors the twelve nominees named in the accompanying proxy statement for a one-year term expiring in 2018 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2017.
3.	To provide advisory approval of the compensation of our named executive officers.
4.	To provide advisory approval on the frequency of advisory votes on the compensation of our named executive officers.
5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on March 20, 2017 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 16, 2017:
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2016 Annual Report on Form 10-K
are available at
www.edocumentview.com/CAR

By Order of the Board of Directors
Jean M. Sera
Senior Vice President & Corporate Secretary
Dated: March 21, 2017

Proxy Statement

2017 Proxy Summary
This summary highlights information contained elsewhere in this proxy statement, including under “Executive Compensation,” which includes a definition and reconciliation of Adjusted EBITDA. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

●	Date and Time	May 16, 2017 9:30 a.m. Eastern Time
●	Place	DoubleTree by Hilton Downtown Wilmington-Legal District 700 N. King Street Wilmington, Delaware 19801
●	Record Date	March 20, 2017
Voting Matters and Vote Recommendations

Voting Matters	Proposal No.	Our Board’s Vote Recommendation
Election of Directors (page 44)	1	FOR each nominee
Ratification of Appointment of Auditors (pages 45-46)	2	FOR
Advisory Approval of the Compensation of our Named Executive Officers (page 47)	3	FOR
Advisory Vote on the Frequency of Say on Pay Votes (page 48)	4	ONCE EVERY YEAR (“1 YEAR”)
Corporate Governance Highlights

•	More than 80% of directors are independent

•	Independent Presiding Director

•	All members of Compensation, Corporate Governance and Audit Committees are independent

•	Annual election of the entire Board

•	Majority voting with a director resignation policy for directors in uncontested elections

•	Robust executive and director stock ownership guidelines

•	No incumbent director nominee attended less than 75% of Board and Committee meetings held in 2016 during such director’s period of service

•	Policy requiring annual performance evaluation of the Board

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2016 Company Performance

During 2016, our Company’s net revenues totaled $8.7 billion and grew 2% compared to 2015, our net income was $163 million, and our Adjusted EBITDA was $838 million.  Our 2016 Adjusted EBITDA was below the 2016 business plan goal we set for ourselves and lower than our 2015 Adjusted EBITDA by 7%, primarily due to higher per-unit fleet costs, lower pricing and a $28 million negative impact from currency movements.

In 2016, we also returned capital to our shareholders through the repurchase of $390 million of our Common Stock, reducing our shares outstanding by approximately 12.3 million shares, or 13%.  Since the inception of our current share repurchase program in 2013, we have repurchased more than $1.0 billion of our shares, reducing shares outstanding by more than 20%.  Our stock price remained stable in 2016, increasing by 1% from December 31, 2015 to December 31, 2016.

In 2016, we, in conjunction with our Board of Directors, updated our corporate strategy, and our strategic initiatives, including with respect to operational efficiency and mobility services, delivered meaningful benefits.  For 2017, consistent with our updated strategy, we intend to continue to apply our brands, technology and people to drive profitable growth, while further building our position in the evolving mobility landscape.

2016 Compensation for our Named Executive Officers

Overall, named executive officer compensation decreased for 2016 compared to 2015.  The decrease was partially driven by our 2016 Adjusted EBITDA results, which, in keeping with our pay-for-performance philosophy, resulted in annual incentive payouts that were well below target, ranging between 44% and 68% of target.  In addition, 2016 compensation reflects the absence of special promotion equity incentive awards granted in 2015.  The special awards were granted in connection with the implementation of our 2015 succession plan, pursuant to which Larry D. De Shon became the Company’s Chief Executive Officer, effective January 1, 2016, succeeding Ronald L. Nelson.

Mr. Nelson continued to serve as the Company’s Executive Chairman in 2016 to ensure a smooth transition of CEO responsibilities and to serve as an ongoing resource to Mr. De Shon and the Board of Directors.  In addition, David B. Wyshner assumed the role of the Company’s President, effective January 1, 2016, adding to his responsibilities as Chief Financial Officer. In 2016, Mark J. Servodidio and Joseph A. Ferraro continued to lead the Company’s International and Americas regions, respectively.  Mr. Servodidio assumed the role of President, International on October 1, 2015 and Mr. Ferraro assumed the role of President, Americas on January 1, 2015.

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About the Annual Meeting
Why am I receiving these proxy materials?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2017 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held Tuesday, May 16, 2017 at 9:30 a.m. Eastern Time, at the DoubleTree by Hilton Downtown Wilmington- Legal District, 700 N. King Street, Wilmington, Delaware 19801, for the purposes set forth in this Proxy Statement.

On or about March 28, 2017, the Company will first mail to certain stockholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other stockholders this Proxy Statement and proxy card.
What items will I be voting on and what are the Board’s voting recommendations?

Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 44)	FOR each nominee
No. 2: Ratification of Appointment of Auditors (see pages 45-46)	FOR
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 47)	FOR
No. 4: Advisory Vote on the Frequency of Say on Pay Votes (see page 48)	ONCE EVERY YEAR (“1 YEAR”)

Could other matters be decided at the Meeting?

The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on March 20, 2017 (the “Record Date”).

How many votes can be cast by all stockholders?

85,451,215 votes, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 28,483,738 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

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How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors
● Uncontested Election: Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)
● Contested Election: Plurality of shares present, in person or by proxy, and entitled to vote
Not counted as votes cast “for” or “against” and will have no effect on the outcome
No. 2: Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 4: Advisory Vote on the Frequency of Say on Pay Votes
Majority of shares present, in person or by proxy, and entitled to vote.  Because this proposal has three choices (every three years, every two years or every one year), if none of the frequency alternatives receives the vote of the majority of shares present in person or by proxy and entitled to vote, then we will consider stockholders to have approved the frequency alternative selected by holders of a plurality of shares present in person or by proxy and entitled to vote
Counted and will have the same effect as a vote against such proposal
Under the by-laws of the Company, each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.
A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1, 3 or 4, but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2. As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1, 3 or 4.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

To conserve natural resources and reduce costs, we are sending to a portion of our stockholders, based on ownership level, a Notice containing instructions on how to access this Proxy Statement online, as permitted by Securities and Exchange Commission (“SEC”) rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such Notice.

How do I vote?

You should submit your proxy or voting instructions as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card, for registered stockholders (that is, if you hold your stock directly in your name through our transfer agent), or a vote instruction form (“VIF”) for beneficial owners (if your shares are held in “street name” such as in a stock brokerage account, by a bank or other nominee). Whether you are a registered stockholder or hold any of your shares in “street name,” you may vote in the following ways:

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By Phone	By Internet
If you received or requested printed copies of the proxy materials by mail, in the U.S. or Canada, vote by dialing the number on the proxy card/VIF	Follow the instructions included on the proxy card/VIF or Notice of Internet Availability
By Mail	In Person
If you received or requested printed copies of the proxy materials by mail, vote by marking, dating and signing the proxy card or VIF and returning it promptly in the envelope provided	Attend the Meeting and vote in person. If you hold any shares in “street name,” you may not vote in person unless you bring with you a legal proxy from the organization that holds your shares

In all cases, the deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern Time, on May 15, 2017.

Can I change my vote?

Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:

•	vote again (including by phone or Internet by the applicable deadline); or

•	complete, sign, date and return a new proxy card or VIF with a later date; or

•	give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or

•	attend the Meeting and vote in person.

What if I do not vote for some of the proposals?

Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or VIF), that do not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all twelve nominees for the Board of Directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of auditors (Proposal No. 2);

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3); and

•	“ONCE EVERY YEAR” (“1 YEAR”) with respect to the advisory vote on the compensation of our named executive officers (Proposal No. 4).

How do participants in savings plans vote?

If you hold shares of Common Stock in the “Avis Budget

Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon Eastern Time on May 9, 2017, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon Eastern Time on May 9, 2017. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

Do I need a ticket to attend the Meeting?

Yes. Admission will be by ticket only. Admission to the Meeting will be expedited if tickets are obtained in advance.

•
Registered stockholders: Bring the bottom portion of the proxy card enclosed with this Proxy Statement (or obtained via the Internet) as your Meeting ticket. Notices will not be accepted as a Meeting ticket.

•
Beneficial owners: If you own shares of Common Stock through an intermediary, such as a bank or broker, request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. Please include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming beneficial ownership as of the Record Date.

•
Stockholders without advance tickets: Stockholders who do not obtain tickets in advance may obtain tickets on the Meeting date at the registration desk upon verifying their stock ownership as of the Record Date.

Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Tickets may be issued to others at the discretion of the Company. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Cameras and recording devices will not be permitted at the Meeting.

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How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the final results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.

How can I access the Company’s proxy materials and annual report electronically?

This Proxy Statement and the Company’s 2016 Annual Report may be viewed online at www.edocumentview.com/CAR. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone, or by enrolling through the transfer agent’s website at www.envisionreports.com/CAR. If you choose this option, you will receive a proxy form in April 2018 listing the website locations where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying stockholder follows the procedures outlined in the amended and restated by-laws of the Company. Pursuant to our by-laws, for a nomination to be made by a stockholder, such stockholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2018 annual meeting, the Company must receive this notice on or before February 15, 2018. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for stockholder nominations set forth in the Company’s by-laws.

A copy of the full text of the Company’s by-law provision describing the procedure for stockholder nominations may be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

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Corporate Governance
Board of Directors
The Board of Directors (the “Board”) currently consists of twelve members. Each of the directors elected at the Meeting will serve for a term of one year expiring at the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The name of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board as a whole, we believe each director possesses valuable business management and leadership skills, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Biographical Information for Nominees

RONALD L. NELSON

Executive Chairman of the Board
Board Committees: Executive (Chair)
Mr. Nelson, age 64, has been Chairman of the Board of Avis Budget Group, Inc. since August 2006, and was a member of the Board of Cendant Corporation (as we were previously known) from April 2003 to August 2006. Mr. Nelson served as Chief Executive Officer of the Company from August 2006 to December 2015, and also held the titles of President and Chief Operating Officer from June 2010 until October 2015. Previously, Mr. Nelson held several executive finance and operating roles, starting in April 2003, with Cendant Corporation, including as Chief Financial Officer and President. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson is also a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Convergys Corporation, Hanesbrands, Inc. and Viacom Inc.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer, Chief Financial Officer and Chief Operating Officer experience

•	Extensive Company and industry experience

•	Significant operating and financial expertise

LARRY D. DE SHON

Board Committees: Executive
Mr. De Shon, age 57, has been Chief Executive Officer and Chief Operating Officer of Avis Budget Group, Inc. since January 2016 and has been a director since October 2015. Previously, Mr. De Shon held the title of President and Chief Operating Officer from October 2015 through December 2015, President, International from January 2015 until October 2015, President, Europe, Middle East and Africa (“EMEA”) from October 2011 until January 2015, and Executive Vice President, Operations from October 2006 to October 2011. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President positions in marketing, on-board service and global airport operations.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	Extensive operating experience

•	International experience

•	Significant Company and industry experience

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BRIAN J. CHOI

Board Committees: Compensation
Mr. Choi, age 34, has been a director since January 2016. Mr. Choi is a partner at SRS Investment Management LLC and certain of its affiliates and has served in various roles at SRS since October 2008. Previously, Mr. Choi was at Metalmark Capital from 2007 to 2008 and he also served as an analyst in the Leveraged Finance Group at Lehman Brothers from 2005 to 2007. Mr. Choi was initially appointed to the Board pursuant to the terms of a one-year cooperation agreement, which was entered into in January 2016 and expired on January 25, 2017, between our Company and SRS Investment Management, our largest stockholder at such time (the “Cooperation Agreement”).

Specific Qualifications, Attributes, Skills and Experience:

•	Financial expertise

•	Industry expertise

•	Diverse personal background

MARY C. CHOKSI

Board Committees: Audit, Corporate Governance
Ms. Choksi, age 66, has been a director since March 2007. From August 2015 to January 2017, Ms. Choksi was a Senior Advisor at Strategic Investment Group (“Strategic”), an investment management group founded in 1987, which designs and implements global investment strategies for large institutional and individual investors. Previously, Ms. Choksi was Founding Partner and Senior Managing Director of Strategic. Within Strategic, Ms. Choksi was a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervised reporting to all clients and had responsibilities in corporate planning. Ms. Choksi was also a Founding Partner and, until May 2011, a Managing Director at Emerging Markets Investors Corporation (“EMI”). EMI and its successor, Ashmore EMM, manage portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa and the Middle East on behalf of institutional and private investors. Prior to the establishment of Strategic and EMI, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. Ms.

Choksi also serves on the board of Omnicom Group Inc., which files reports pursuant to the Exchange Act, and is a member of Omnicom’s Audit and Compensation Committees. Ms. Choksi also serves as a trustee of various mutual funds in the Franklin Templeton Funds family.

Specific Qualifications, Attributes, Skills and Experience:

•	Financial and executive management expertise

•	Broad international experience

•	Diverse personal background

LEONARD S. COLEMAN

Presiding Director
Board Committees: Compensation, Corporate Governance (Chair)
Mr. Coleman, age 68, has been a member of the Board of Avis Budget Group, Inc. since August 2006, and was a member of the Board of Cendant Corporation (as we were previously known) from 1997 to August 2006. Mr. Coleman was a Senior Advisor to Major League Baseball from 1999 to December 2005. Mr. Coleman was the President of The National League of Professional Baseball Clubs from 1994 to 1999, having served from 1992 to 1994 as Executive Director, Market Development of Major League Baseball. Previously, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as commissioner of the New Jersey Department of Community Affairs and the Department of Energy, and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He also served as the vice chairman of the State Commission on Ethical Standards, and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman is also a director of the following corporations which file reports pursuant to the Exchange Act: Electronic Arts Inc., Hess Corporation and Omnicom Group Inc. Mr. Coleman previously served on the board of the following companies: Aramark Holdings Corporation and Churchill Downs Incorporated.

Specific Qualifications, Attributes, Skills and Experience:

•	History with the Company

•	Public service background

•	Executive management experience

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•	International experience

•	Diverse personal background

JEFFREY H. FOX

Board Committees: Compensation
Mr. Fox, age 55, has been a director since July 2013. Mr. Fox is a principal of The Circumference Group LLC, an investment and advisory firm which he founded in 2009. Mr. Fox was President and Chief Executive Officer of Convergys Corporation from 2010 to November 2012, and then Executive Chairman until April 2013. Previously, Mr. Fox worked for Alltel Corporation as Chief Operating Officer from 2007 through 2008, and as a Group President from 1996 until 2007. Prior to joining Alltel, Mr. Fox worked in investment banking for ten years with Stephens Inc., preceded by two years with Merrill Lynch, specializing in mergers and acquisitions advisory services. Mr. Fox also currently serves as non-executive Chairman of the Board of Convergys Corporation, a company that files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer and Chief Operating Officer experience

•	Technology expertise

•	Significant operating experience

•	Financial expertise

JOHN D. HARDY, JR.

Board Committees: Compensation (Chair)
Mr. Hardy, age 73, has been a director since April 2008. From 1973 until his retirement in 2008, Mr. Hardy was first an associate and later a partner at the law firm of O’Melveny & Myers LLP, where he practiced corporate and securities law and served on the firm’s compensation and bonus committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP, where he focused on recruitment and practice development for the firm’s West Coast business practice.

Specific Qualifications, Attributes, Skills and Experience:

•	Extensive legal background

•	Significant securities law and corporate governance expertise

•	Compensation experience

LYNN KROMINGA

Board Committees: Audit, Compensation
Ms. Krominga, age 66, has been a director since October 2006. Ms. Krominga is a management consultant and attorney. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital investors, in which capacity she served in a number of operating and board positions, including Chief Executive Officer of Fashion Wire Daily, Inc.; Director and member of the Audit Committee of AHAVA, a global cosmeceuticals company; and advisor to London-based Apax Partners for acquisitions in Israel and the United States. She is the former President (and founder) of the Revlon Worldwide Licensing Division, and previously served as General Counsel and as International Counsel for Revlon’s global operations. Until January 2013 (when the company was sold), Ms. Krominga served as Lead Director of Sunrise Senior Living, Inc. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living; as Chairman of the Compensation Committee from 2008 to 2011; and as a member of the Audit, Compensation and Governance Committees from 2007 to 2013. Prior to joining Revlon, she was an attorney at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.

Specific Qualifications, Attributes, Skills and Experience:

•	Significant legal, governance, licensing and regulatory expertise

•	International experience

•	Executive management experience and financial expertise

•	Diverse personal background

EDUARDO G. MESTRE

Board Committees: Executive
Mr. Mestre, age 68, has been a director since July 2008. Mr. Mestre has been Senior Advisor of Global Advisory at Evercore Partners Inc., an independent investment banking advisory firm, since April 2014. From February 2012 until April 2014, he was a Senior Managing Director and Chairman of Global Advisory of Evercore Partners, and from October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he held during a 27-year career there. Mr. Mestre also serves as a director of Comcast Corporation, a company that files reports pursuant to the Exchange Act.

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Specific Qualifications, Attributes, Skills and Experience:

•	Financial expertise

•	Extensive advisory experience

•	Diverse personal background

F. ROBERT SALERNO

Board Committees: Executive
Mr. Salerno, age 65, has been a director since August 2006. Mr. Salerno was previously Vice Chairman of the Company from June 2010 through December 2011, and President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno held numerous leadership positions with the Company, including as chief executive of Cendant’s vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002. Mr. Salerno previously served on the board of Norwegian Cruise Line Holdings, Ltd., which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Operating Officer experience

•	Extensive Company and industry experience

•	Significant operating experience

STENDER E. SWEENEY

Board Committees: Audit (Chair), Corporate Governance
Mr. Sweeney, age 78, has been a director since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Operating experience

•	Accounting expertise

•	Financial expertise

SANOKE VISWANATHAN

Board Committees: None
Mr. Viswanathan, age 41, has been a director since March 2016. Mr. Viswanathan has been the Chief Administrative Officer of JPMorgan Chase & Co.’s Corporate & Investment Bank, overseeing technology, operations and controls since 2014. Previously, Mr. Viswanathan was head of strategy, marketing and new business development for the Corporate & Investment Bank from 2012 to 2013 and head of corporate strategy for JPMorgan Chase from 2010 to 2012. Prior to joining JPMorgan Chase, Mr. Viswanathan was a partner at McKinsey & Co. and co-head of its global corporate and investment banking practice, serving financial institutions in Asia, Europe and North America on strategy, organization and risk management topics. Mr. Viswanathan has been on the Board of Sadler’s Wells Theatre in London since 2014. Mr. Viswanathan was initially appointed to the Board pursuant to the terms of the Cooperation Agreement.

Specific Qualifications, Attributes, Skills and Experience:

•	Technology, operations, strategy, marketing and business development experience

•	Risk management and controls expertise

•	Advisory experience

•	International experience

•	Diverse personal background

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Functions and Meetings of the Board of Directors
The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years. After evaluating the factors described above, the Board of Directors has affirmatively determined that ten of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria. In determining that Mr. Viswanathan is independent, the Board of Directors considered that he is employed by JPMorgan Chase & Co. (“JPM”) and that JPM and its affiliates provide various financial services to the Company and its subsidiaries for which they have received customary fees. However, the Board did not believe that the Company’s relationship with JPM impacted the independence of Mr. Viswanathan for the following reasons:

•JPM is a large multi-national financial institution; and the Company has had a relationship with JPM for many years prior to Mr. Viswanathan’s appointment to the Board as well as Mr. Viswanathan’s employment with JPM;

•Mr. Viswanathan has no involvement (either in his capacity as a director of the Company or as an employee of JPM) in the selection of JPM to provide the services described above or the terms or pricing of any such services, and is not directly involved in the provision of services to the Company as his role with JPM involves primarily overseeing technology, operations and controls of JPM’s Corporate & Investment Bank segment;

•the Company utilizes a variety of financial institutions to provide commercial banking, investment banking and other financial advisory services;

•JPM was not involved in the process of Mr. Viswanathan’s being selected to serve on the Board; and

•Mr. Viswanathan’s appointment was recommended to the Board by SRS pursuant to the Cooperation Agreement.

Independent Directors

Brian J. Choi	Lynn Krominga
Mary C. Choksi	Eduardo G. Mestre
Leonard S. Coleman	F. Robert Salerno
Jeffrey H. Fox	Stender E. Sweeney
John D. Hardy, Jr.	Sanoke Viswanathan

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on these committees are independent based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

Our current Board leadership structure consists of:

•	Executive Chairman of the Board: Ronald L. Nelson;

•	Chief Executive Officer: Larry D. De Shon;

•	Presiding Director (our independent lead director): Leonard S. Coleman; and

•	Fully independent Compensation, Corporate Governance and Audit Committees.
The Board of Directors, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its stockholders.
The Board split the roles of Chief Executive Officer and Chairman when Mr. Nelson stepped down from the role of Chief Executive Officer at the end of 2015. However, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, because the Board believes it is in the best interests of our Company to make this determination based on the position and direction of our Company and the constitution of the Board and management team from time to time.

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The Board believes that the 2015 implementation of a carefully considered succession plan demonstrates that the Board takes seriously its responsibility to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our Company. In September 2015, after careful consideration, the Board determined that having Mr. Nelson serve as Chairman is in the best interests of the Company and its stockholders and continues to believe that Mr. Nelson’s knowledge of our Company’s operations and strategy provide a valuable resource to both the Board and Mr. De Shon, which has helped facilitate a smooth transition of the Chief Executive Officer role. Mr. Nelson also has significant knowledge of the people, information and resources necessary to facilitate effective communication between management and the Board, which contributes to an efficient and effective board.
The independent members of the Board have designated Mr. Coleman to serve in the position of Presiding Director. The position of Presiding Director was established by the Board to designate an independent lead director whose primary responsibilities include:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including periodic executive sessions of the independent members of the Board of Directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	advising the Chairman of the Board with respect to information, meeting schedules and agendas sent to the Board;

•
providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities, including the authority to call meetings of the independent directors of the Board;

•	serving as the principal liaison for stockholder communications directed specifically to the Board;

•	leading the Board’s annual self-evaluation;

•	leading the Board’s involvement in succession planning; and

•	assisting in assuring compliance with, and implementation of, the Corporate Governance Guidelines.
Such delegation of well-defined responsibilities to a lead independent director helps ensure that an appropriate independent leadership structure is in place.
Mr. Coleman brings a history of leadership experience as a lead independent director. As our Presiding Director, Mr. Coleman provides the Board with independent leadership and facilitates the independence of the Board from management.

Risk Management and Risk Assessment
Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role
Audit Committee	●	Assists in the Board’s oversight of the Company’s:
▶major financial risk exposures and the steps management has undertaken to control such risks; ▶risks associated with information technology and cybersecurity; and
▶compliance with legal and regulatory requirements.
Compensation Committee	●	Oversees risks associated with our compensation policies and practices with respect to executive compensation.
Corporate Governance Committee	●	Oversees risks associated with corporate governance.
Full Board	●	Receives reports from the Committees at every regular Board meeting.
	●	Considers specific risk topics.
●
Receives regular reports from members of senior management that include discussion of the risks and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

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In 2017, consistent with past practice, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs were considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications directly to the Board of Directors by writing to the following address:

•	Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054.

In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presiding.director@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.
Board of Directors Meetings
The Board of Directors held twelve meetings during 2016. In 2016, all incumbent director nominees attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served during such director’s period of service. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of stockholders, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2016 annual meeting of stockholders was attended by five directors, including the Chairman of each of the Audit, Compensation and Corporate Governance Committees.
Committees of the Board of Directors
The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee.

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Name	Audit	Compensation	Corporate Governance	Executive
Brian J. Choi		✓
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
Larry D. De Shon				✓
Jeffrey H. Fox		✓
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre				✓
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Sanoke Viswanathan
Committee Meetings Held in 2016	8	6	4	1*

*	The Executive Committee also acted by unanimous consent in 2016.
The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Audit Committee
The Audit Committee assists in the Board’s oversight of:

•	the integrity of the Company’s consolidated financial statements;

•	the Company’s independent auditors’ qualifications and independence;

•	the performance of the Company’s independent auditors and the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting; and

•	the Company’s major financial risk exposures and the steps management has undertaken to control such risks.
The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement.

Compensation Committee
The primary responsibilities of the Compensation Committee include to:

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determine and approve the Chief Executive Officer’s compensation;

•	review and approve individual elements of total compensation for our other executive officers;

•	review and approve our annual and long-term incentive compensation programs and plans;

•	review and approve all stock option and other equity awards;

•	assess the results of the Company’s most recent advisory vote on executive compensation; and

•	evaluate whether compensation arrangements for executive officers incentivize unnecessary risk-taking.
We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.
The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act.

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Corporate Governance Committee
General
The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria.
In 2017, the Corporate Governance Committee voted to waive the mandatory retirement age contained in our Corporate Governance Guidelines with respect to Mr. Sweeney’s 2017 Board nomination. In reaching this determination, the Corporate Governance Committee considered Mr. Sweeney’s extensive knowledge and experience, his deep understanding of the Company’s business and his leadership as Chair of the Audit Committee, and concluded that the Corporation would benefit from his continued service as a member of the Board. The Corporate Governance Committee will re-evaluate this waiver of Mr. Sweeney’s retirement on an annual basis.
Director Nomination Procedures
The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.
The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2018 Annual Meeting” below.
The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. Certain qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from this interview and other information, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.
In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate candidates to be nominees for director positions recommended by stockholders.
Diversity
While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills included in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee
The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to

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authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the

Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning
The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive, all of whom have been designated as members of our Senior Leadership Team (“SLT”).
In September 2015, the Company announced the implementation of a succession plan (the “2015 Succession Plan”) and announced the Board’s selection of Mr. De Shon, the Company’s then-President International, to become the Company’s next Chief Executive officer, effective January 1, 2016.
In developing the 2015 Succession Plan, the Board of Directors established a list of critical attributes and implemented a formal assessment process employing an external advisor to assess and develop successor candidates. The Board of Directors also oversaw the development of internal candidates, talent development plans, and engaged in mentoring to strengthen the skills and qualifications of such candidates.
Our Board of Directors believes that effective succession planning, and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.
The Board of Directors views succession planning as a continual process and intends to continue to engage in succession planning consistent with the process described above. In order to ensure that qualified candidates are available for the position of Chief Executive Officer and also for each senior executive position held by a SLT member, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates.
The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chief Executive Officer or other senior executive to perform his or her duties.
Related Person Transactions
There are no related person transactions that require reporting under SEC rules. The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:

•	the Company (including any of its subsidiaries) was, is or will be a participant; and

•
any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel and Chief Compliance Officer and the Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000:

•	The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.

•	The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.

•	The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its stockholders.
The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.

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Shareholder Engagement
We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2016, our key engagement activities included numerous group and one-on-one investor meetings, an investor day with presentations from several members of senior management, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2016 Annual Meeting of Stockholders. Numerous members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management.

In 2016, certain of our independent Board members attended the investor day. In addition, in 2016, certain of our independent Board members, including the Chairman of our Audit Committee, attended other investor meetings, in addition to attending the Annual Meeting of Stockholders.
Our investor relations department is the key point of contact for shareholder interaction with the Company. Stockholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.

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Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 2, 2017, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers (“NEOs”), and (iii) all of the Company’s directors and current executive officers, as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Stockholders:**
SRS Investment Management, LLC(4) 1 Bryant Park, 39th Floor New York, NY 10036	8,500,000		9.9%	—
Glenview Capital Management, LLC(5) 767 Fifth Avenue, 44th Floor New York, NY 10153	8,298,004		9.7%	—
Morgan Stanley(6) 1585 Broadway New York, NY 10036	7,516,247		8.8%	—
BlackRock, Inc.(7) 55 East 52nd Street New York, NY 10055	7,300,250		8.5%	—
Vanguard Group, Inc(8) 100 Vanguard Blvd. Malvern, PA 19355	6,302,957		7.3%	—
UBS Group AG (9) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	5,753,365		6.7%	—
Diamond Hill Capital Management, Inc.(10) 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	5,126,032		6.0%	—
Directors and Named Executive Officers:(11)(12)
Ronald L. Nelson(13)	1,261,186		1.5%	585,000
Brian J. Choi	—		—	—
Mary C. Choksi	36,943		*	27,843
Leonard S. Coleman	58,328		*	23,986
Larry D. De Shon	236,597		*	—
Jeffrey H. Fox	19,392		*	9,392
John D. Hardy, Jr.	19,185		*	19,185
Lynn Krominga	22,329		*	15,967
Eduardo G. Mestre	57,903		*	37,453
F. Robert Salerno	36,665		*	16,948
Stender E. Sweeney	34,930		*	34,032
Sanoke Viswanathan	3,114		*	3,114
Joseph A. Ferraro	47,962		*	—
Mark J. Servodidio	101,431		*	—
David B. Wyshner	230,624		*	62,500
All Directors and Executive Officers as a group (19 persons)	2,436,717	(14)	2.8%	923,279	(15)

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*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 2, 2017.
(1)
Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards, (iii) restricted stock units and (iv) director deferred stock units that may be settled or exercised within 60 days of March 2, 2017.

(2)	Based on 85,867,034 shares of Common Stock outstanding on March 2, 2017.
(3)	Includes (i) vested stock option awards, (ii) restricted stock units and (iii) director deferred stock units that may be settled or exercised within 60 days of March 2, 2017.
(4)
Reflects beneficial ownership of 8,500,000 shares of Common Stock by SRS Investment Management, LLC (“SRS”) and Karthik R. Sarma, as derived solely from information reported in a Schedule 13D/A under the Exchange Act, filed with the SEC on January 19, 2017. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over the shares of Common Stock. Such Schedule 13D/A also indicates that SRS and Mr. Sarma have economic exposure to, and may be deemed to beneficially own, an additional 13,500,000 notional shares of Common Stock pursuant to cash-settled equity swaps and an additional 3,000,000 shares of Common Stock pursuant to certain option contracts, which may be settled in cash or in cash-settled equity swaps. Such notional shares represent approximately 19.2% of the shares of Common Stock outstanding on March 2, 2017. The Schedule 13D/A indicates that SRS and Mr. Sarma do not have voting power or dispositive power with respect to the shares referenced in such swaps or options, and disclaim beneficial ownership of the shares underlying such swaps and options.

(5)
Reflects beneficial ownership of 8,298,004 shares of Common Stock by Glenview Capital Management, LLC and Larry Robbins as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2017. Such Schedule 13G indicates that Glenview Capital Management, LLC and Mr. Robbins share voting and dispositive power over the shares of Common Stock.

(6)
Reflects beneficial ownership of 7,516,247 shares of Common Stock by Morgan Stanley (“MS”) and Morgan Stanley Capital Services, LLC (“MSC”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 13, 2017. Such Schedule 13G indicates that MS has sole voting power over 7,426,466 shares of Common Stock, shared voting power over 86,098 shares of Common Stock, and shared dispositive power over 7,516,247 shares of Common Stock, and MSC has sole voting power and shared dispositive power over 6,693,955 shares of Common Stock.

(7)
Reflects beneficial ownership of 7,300,250 shares of Common Stock by BlackRock, Inc. (“BlackRock”), as derived solely from information in a Schedule 13G under the Exchange Act, filed with the SEC on January 30, 2017. Such Schedule 13G indicates that BlackRock has sole voting power over 6,930,735 shares of Common Stock and sole dispositive power over 7,300,250 shares of Common Stock.

(8)
Reflects beneficial ownership of 6,302,957 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 9, 2017. Such Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power over 49,212 shares, shared voting power over 10,769 shares, sole dispositive power over 6,247,379 shares, and shared dispositive power over 55,578 shares of Common Stock.

(9)
Reflects beneficial ownership of 5,753,365 shares of Common Stock by UBS Group AG on behalf of itself and its wholly owned subsidiaries UBS AG London Branch, UBS Financial Services Inc. and UBS Securities LLC, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 7, 2017. Such Schedule 13G indicates that UBS Group AG has shared voting power over 5,753,365 shares and shared dispositive power over 5,753,365 shares of Common Stock.

(10)
Reflects beneficial ownership of 5,126,032 shares of Common Stock by Diamond Hill Capital Management, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 6, 2017. Such Schedule 13G indicates that Diamond Hill Capital Management, Inc. has sole voting power over 5,060,682 shares and sole dispositive power over 5,126,032 shares of Common Stock.

(11)	Includes shares of Common Stock underlying fully vested but unexercised options, as follows:

NEO	Shares of Stock Underlying Options
Mr. Nelson	585,000
Mr. Wyshner	62,500

(12)
For each non-employee director, (1) includes deferred stock units held under the Non-Employee Directors Deferred Compensation Plan, which, pursuant to the terms of the Plan, will be distributed in the form of Common Stock on a one-to-one basis as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”), and (2) excludes deferred stock units held under the plan, which pursuant to the terms of the Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”), as follows:

Director	Director Shares	Director Deferred Shares	Director	Director Shares	Director Deferred Shares
Mr. Choi	—	—	Ms. Krominga	15,967	37,939
Ms. Choksi	27,843	35,584	Mr. Mestre	37,453	32,979
Mr. Coleman	23,986	45,301	Mr. Salerno	16,948	—
Mr. Fox	9,392	—	Mr. Sweeney	34,032	32,679
Mr. Hardy	19,185	34,889	Mr. Viswanathan	3,114	—

(13)
Mr. Nelson’s beneficial ownership includes 15,472 shares of Common Stock held by a family trust, for which Mr. Nelson’s wife is a trustee. Mr. Nelson disclaims beneficial ownership of the securities held by the trust.

(14)	Excludes 219,371 Director Deferred Shares.
(15)
Represents 187,920 Director Shares, 575,000 shares of Common Stock underlying fully vested but unexercised options with a strike price of $0.79, 160,000 shares of Common Stock underlying fully vested but unexercised options with a strike price of $11.53, and 359 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days of March 2, 2017.

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Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, the Company typically assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2016 were timely made.
Executive Officers
The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Larry D. De Shon	Chief Executive Officer and Chief Operating Officer
Ronald L. Nelson	Executive Chairman of the Board
David B. Wyshner	President and Chief Financial Officer
W. Scott Deaver	Executive Vice President, Chief Marketing Officer
Joseph A. Ferraro	President, Americas
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Mark J. Servodidio	President, International
Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer
David T. Calabria	Senior Vice President and Chief Accounting Officer
Biographical information for our Executive Chairman and our Chief Executive Officer is set forth above under “Board of Directors-Biographical Information for Nominees.” Biographical information for all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner
Mr. Wyshner, age 49, has been Chief Financial Officer since August 2006 and also became the Company’s President in January 2016. Previously, Mr. Wyshner held the title of Senior Executive Vice President from October 2011 until December 2015 and Executive Vice President from August 2006 until October 2011. Mr. Wyshner also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles within Cendant, starting in 1999, including Executive Vice President and Treasurer, and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division.

W. Scott Deaver
Mr. Deaver, age 65, has been Executive Vice President, Chief Marketing Officer since October 2015. Previously, Mr. Deaver held several positions with the Company, including as Executive Vice President, Global Chief Strategy and Development Officer, Executive Vice President, Strategy and Pricing and Executive Vice President, Marketing. Mr. Deaver started employment with one of the Company’s predecessor companies in 1989.

Joseph A. Ferraro
Mr. Ferraro, age 60, has been President, Americas since January 2015. Previously, Mr. Ferraro held the title of Senior Vice President, North America Operations from October 2011 to December 2014. Mr. Ferraro joined the Company in 1979, and served in various positions of increasing responsibility in the Company’s North American operations.

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Name	Biographical Information
Edward P. Linnen
Mr. Linnen, age 47, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.

Mark J. Servodidio
Mr. Servodidio, age 51, has been President, International since October 2015. Previously, Mr. Servodidio held several positions with the Company, including Managing Director, Europe, Executive Vice President for Franchise and Corporate Services, Europe, Middle East and Africa, Executive Vice President and Chief Administrative Officer, Executive Vice President, Chief Human Resource Officer, and Executive Vice President, Human Resources. Mr. Servodidio joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco). Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Michael K. Tucker
Mr. Tucker, age 59, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and Of Counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.

David T. Calabria
Mr. Calabria, age 42, has been Senior Vice President and Chief Accounting Officer since September 2015. Previously, Mr. Calabria held the title of Vice President and Chief Accounting Officer of the Company from May 2014 until September 2015. Mr. Calabria joined the Company in 2004 and held roles of increasing responsibility within the Company’s Treasury function, including as Vice President and Assistant Treasurer. Prior to joining the Company, Mr. Calabria was a Vice President in ABS Conduit Administration at JPMorganChase Bank and was an accountant with PricewaterhouseCoopers.

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Executive Compensation
Compensation Discussion and Analysis
We refer you to our Annual Report on Form 10-K for the year ended December 31, 2016 (our “2016 Form 10-K”) for additional information regarding our financial results discussed below. In this proxy statement, we refer to Adjusted EBITDA, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, charges for an unprecedented personal-injury legal matter, and income taxes. This non-GAAP measure is a performance metric in our incentive programs and a reconciliation is provided under “Analysis of 2016 Pay Decisions.” When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.
Executive Summary
2016 Company Performance

During 2016, our Company’s net revenues totaled $8.7 billion and grew 2% compared to 2015, our net income was $163 million, and our Adjusted EBITDA was $838 million.  Our 2016 Adjusted EBITDA was below the 2016 business plan goal we set for ourselves and lower than our 2015 Adjusted EBITDA by 7%, primarily due to higher per-unit fleet costs, lower pricing and a $28 million negative impact from currency movements.

In 2016, we also returned capital to our shareholders through the repurchase of $390 million of our Common Stock, reducing our shares outstanding by approximately 12.3 million shares, or 13%.  Since the inception of our current share repurchase program in 2013, we have repurchased more than $1.0 billion of our shares, reducing shares outstanding by more than 20%.  Our stock price remained stable in 2016, increasing by 1% from December 31, 2015 to December 31, 2016.

In 2016, we, in conjunction with our Board of Directors, updated our corporate strategy, and our strategic initiatives, including with respect to operational efficiency and mobility services, delivered meaningful benefits.  For 2017, consistent with our updated strategy, we intend to continue to apply our brands, technology and people to drive profitable growth, while further building our position in the evolving mobility landscape.

2016 Strategic Accomplishments

In 2016, the Company also:

•	updated its corporate strategy, clarifying our focus on initiatives to win customers profitably, increase our margins and succeed in mobility enabled by our people, innovation and technology;

•	continued to invest in, and drive, fleet optimization initiatives, including increasing the number of vehicles sold through its consumer car sales program, which is now available in nearly 40 states;

•	continued to focus on managing costs and driving operational efficiency, including through its Performance Excellence, manpower planning and shuttling initiatives;

•
introduced a significant innovation in car rental through the new Avis Now features of its mobile application, which allow customers to control numerous aspects of their rental experience via smartphone;

•	invested in people to drive our strategy, including through the appointment of a Chief Innovation Officer;

•	acquired France Cars, a vehicle-rental company based in France, to enable the Company to significantly expand its presence in France;

•
established a global strategic partnership with Didi Chuxing, the world’s largest mobile transportation platform, to provide Didi’s over 300 million registered users with access to the Company’s rental vehicles while traveling in approximately 175 countries;

•	invested in the strength of its brands through new advertising campaigns and digital technology, including the continued development of enhanced websites; and

•	continued to operate the world’s leading car sharing network through its ownership of Zipcar, which exceeded the million-member milestone in 2016.
2016 Compensation

Overall, named executive officer compensation decreased for 2016 compared to 2015.  The decrease was partially driven by our 2016 Adjusted EBITDA

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results, which resulted in annual incentive payouts that were well below target in keeping with our pay-for-performance philosophy.  In addition, 2016 compensation reflects the absence of special promotion equity incentive awards granted in 2015.  The special awards were granted in connection with the implementation of our 2015 succession plan, pursuant to which Larry D. De Shon became the Company’s Chief Executive Officer, effective January 1, 2016, succeeding Ronald L. Nelson, who had held the position since 2006.

Mr. Nelson continued to serve as the Company’s Executive Chairman in 2016 to ensure a smooth transition of CEO responsibilities and to serve as an ongoing resource to Mr. De Shon and the Board of Directors.  In addition, David B. Wyshner assumed the role of the Company’s President, effective January 1, 2016, adding to his responsibilities as Chief Financial Officer. In 2016, Mark J. Servodidio and Joseph A. Ferraro continued to lead the Company’s International and Americas regions, respectively.  Mr. Servodidio assumed the role of President, International on October 1, 2015 and Mr. Ferraro assumed the role of President, Americas on January 1, 2015.
Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

•	executive stock ownership guidelines with significant share ownership requirements and a requirement that an amount equal to 50% of net shares that vest must also be held for twelve months;

•	80% of our NEOs have achieved our share ownership threshold requirements;

•	an executive compensation recoupment (or “clawback”) policy with respect to incentive compensation;

•	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

•	no excise tax gross-up or single-trigger change-in- control provisions; and

•	no tax gross-ups on executive perquisites except with respect to relocation and expatriate benefits per the Company’s standard practices.
Our Named Executive Officers

This discussion addresses executive compensation in 2016 for our named executive officers, who are:

•	Larry D. De Shon, our Chief Executive Officer and Chief Operating Officer (our “CEO”);

•	David B. Wyshner, our President and Chief Financial Officer (our “CFO”);

•	Ronald L. Nelson, our Executive Chairman;

•	Joseph A. Ferraro, our President, Americas; and

•	Mark J. Servodidio, our President, International.
Mr. Ferraro and Mr. Servodidio are sometimes referred to herein collectively as the “Regional Presidents.”

Philosophy, Components and Mix of Executive Compensation

“Pay for performance” continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of appropriately challenging performance goals and aligning our executives’ objectives with our stockholders’ interests. The Committee also believes that executive compensation should be designed to attract and retain a high-caliber leadership team and take into consideration competitive practices and the overall market for executive talent.

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Compensation for our NEOs is typically comprised of the following components:

Component	Function and Objective
Base Salary
Base salaries are paid in the form of cash and provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

Annual Incentive Awards
Annual incentives are comprised of annual performance-based cash incentive opportunities, and reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.

Long-Term Incentive Awards
Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s stockholders.

Other Compensation
We provide certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our President, Americas) are limited to (i) deferrals under the Company’s deferred compensation plan for executives, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan. Other executive benefits and perquisites include auto use and financial planning services. Our CEO, our Executive Chairman and our CFO also are provided with limited personal use of Company-leased aircraft services.

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Analysis of 2016 Pay Decisions
Compensation for our CEO

In connection with the process undertaken by the Board in 2015 to appoint Mr. De Shon to the role of CEO, the Committee and the Board, with input from the Committee’s compensation consultant and the Company’s Human Resource staff, determined that compensation for our CEO should include a base salary of $1.0 million and a target annual performance-based incentive of 150% of base salary, as further described under “Annual Incentive Program.”  These decisions were made based on the Company’s past practice with respect to CEO pay, market practices for new CEO pay and comparability with Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and Survey Data”), and recognizing that 2016 would be Mr. De Shon’s first year as CEO. Following a similar process, the Committee awarded Mr. De Shon a predominantly performance-based long-term incentive opportunity, with a grant date target value of $3.0 million in January 2016.
The long-term incentive award is predominantly performance-based, with 70% of the target award subject to the attainment of performance goals. The Committee determined that a long-term incentive award comprised of a mix of predominantly performance-based restricted stock units (“PSUs”) was appropriate, considering our pay-for-performance philosophy and past practice. The PSU award is further described under “Long-Term Incentive Program.”
Consistent with our past practice, more than 50% of total compensation, as disclosed in the Summary Compensation table, awarded in 2016 to our CEO was performance-based, excluding all other compensation.
At the end of 2016, the Committee conducted a full review of CEO pay for 2017 as the first year of our CEO’s tenure came to a close. This review included, among other things, consideration of market trends and Peer Group practices.  Following such review, in 2017, the Committee approved increases to our CEO’s base salary and long-term incentive opportunities.

Compensation for our Executive Chairman

In connection with the process undertaken in 2015 by the Board to appoint Mr. Nelson to the role of Executive Chairman, which included input from the Committee’s compensation consultant and the Company’s Human Resource Staff, and a review of market practices for Executive Chairman pay, the Committee and the Board determined that compensation for our Executive Chairman should include a base salary of $800,000.  Following a similar process,  the Committee determined in January 2016 that incentives for Mr. Nelson for 2016 would be solely stock-based and would be comprised of an equity award with a grant date target value of $2.0 million, with 50% of the target award subject to the attainment of performance goals, as further described under “Long-Term Incentive Program.”
Base Salaries for our CFO and Regional Presidents

Salaries for our NEOs are typically determined based on factors such as our past practice, reasonable comparability with Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and Survey Data”) and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our CFO, the Committee also considers the size and complexity of our balance sheet and capital structure.
In the beginning of 2016, the Committee approved salary increases as follows: $75,000 for Mr. Wyshner, $25,000 for Mr. Ferraro and $50,000 for Mr. Servodidio. These increases were determined, taking into consideration the expanded roles of Mr. Wyshner and Mr. Servodidio following the appointment of Mr. De Shon to the role of CEO and following an annual review of market data for each role. The 2016 salary decisions were also based on the Company’s past practices with respect to positions of similar scope and responsibility.

Annual Incentive Awards

In establishing the 2016 annual performance-based incentive program, the Committee determined that the design should remain consistent with past practice, with target payouts as a percentage of base salary generally consistent with 2015 levels, with the exception of our CFO, whose responsibilities were expanded to include the role of President.  Accordingly, the targets for 2016 were 125% for our CFO and 100% for our Regional Presidents.  The 2016 target for our CEO was 150%, consistent with past practice and as previously discussed.  Payout opportunities also remained consistent with 2015 levels, ranging from 25% to 200% of target.
As further discussed below, consistent with past practice, the performance metric for our 2016 annual incentive program was Adjusted EBITDA, which is a key measure of operational and financial performance and is driven by profitable revenues and our strategic plan, and widely understood within the Company.

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The performance goals, presented below, were set based on the Company’s 2016 business plan. At target, the global goal represented a slight increase compared to 2015 Adjusted EBITDA, as reported, and an increase of approximately 4% in constant currency.

Achievement Level	Payout Opportunity (% of Target)*	2016 Adjusted EBITDA Goals (Dollars in Millions)
		Global**	Americas	International
Maximum	200%	$1,086	$823	$341
Target	100%	$905	$686	$284
Threshold	25%	$815	$617	$256

*	Straight-line interpolation is used for achievement between specified goals.
**	Includes unallocated corporate expenses.
Global achievement under the 2016 annual incentive program was approximately 93% of target. This achievement level resulted from the Company’s attainment of Adjusted EBITDA of $838 million, which, for the purpose of measuring achievement level, was reduced to $837 million in accordance with the terms of the program, as further discussed below. Accordingly, actual payouts as a percentage of target for NEOs were as follows:

NEO*	Actual Payout (% of Target)	Regional Weighting
		Global	Americas	International
CEO	45%	100%	—	—
CFO	45%	100%	—	—
President, Americas	44%	25%	75%	—
President, International	68%	25%	—	75%

*	Our Executive Chairman did not participate in this program for 2016.

Our definition of Adjusted EBITDA for purposes of determining payouts under our annual incentive program includes adjustments in certain circumstances, including for currency exchange rate movements. Adjustments were made for currency exchange rate movements, and the impact to our reported results was $(1) million. A reconciliation of our reported global Adjusted EBITDA for the year ended December 31, 2016 of $838 million to net income is set forth below (dollars are in millions):

Adjusted EBITDA		$838
Less:	Non-vehicle depreciation and amortization	253
	Interest expense related to corporate debt, net:
	Interest expense	203
	Early extinguishment of debt	27
	Restructuring expense	29
	Transaction-related costs	21
	Charges for legal matter	26
Income before income taxes		$279
Less:	Provision for income taxes	116
Net income		$163

The charge for the legal matters referred to above are recorded within operating expenses in our statement of operations. Our definition of Adjusted EBITDA, as presented herein and in our 2016 Form 10-K, was revised for 2016 to exclude charges for an unprecedented personal-injury legal matter which we do not view as indicative of underlying business results due to its nature. We did not revise prior years’ Adjusted EBITDA amounts because there were no charges similar in nature to this legal matter. We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. We believe Adjusted EBITDA is useful to investors because it allows investors to assess our financial condition and results of operations on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance

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with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Discussion of Performance Metrics in Incentive Programs

For the past several years, the Company’s annual incentive awards have included Adjusted EBITDA as the sole performance metric and the Company’s long-term incentive awards have included Adjusted EBITDA as the primary metric. For 2016, the Committee considered whether different or additional performance metrics should be utilized for the Company’s annual and long-term incentive awards; however, the Committee elected to maintain the same metrics and directed management, with input from the Committee’s compensation consultant, to undertake an in-depth analysis of performance metrics in both incentive programs to assist the Committee in determining whether different or additional performance metrics should be utilized for the Company’s 2017 annual and long-term incentive programs. Management, with input from the Committee’s compensation consultant, conducted the requested analysis during 2016, including correlation analysis of Adjusted EBITDA to total shareholder return as well as correlation analysis of a wide variety of other metrics to Adjusted EBITDA and total shareholder return. Numerous metrics, including Adjusted EBITDA, were considered for inclusion in the Company’s incentive programs based on many factors, including volatility, and the Committee weighed the benefit of continuing with a simple, consistent program that is widely understood by the Company’s management and the challenges of communicating and implementing a new program.  The Committee concluded that, for 2017, the Company’s annual incentive program design would remain consistent with the 2016 design; however, in light of the Company’s strategic objectives, which have been communicated to shareholders, the long-term incentive program would be changed to include growth in Adjusted EBITDA margin as the sole performance metric.

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Long-Term Incentive Program

For 2016, the Committee maintained the design of its regular long-term incentive program (the “2016 LTIP”), as previously discussed.
Awards granted to our CFO and our Regional Presidents under the 2016 LTIP had grant date target values that were also generally consistent with past practice while recognizing the expanded role of Mr. Wyshner and the promotion of Mr. Servodidio.

The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with stockholder interests, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that (a) for our CEO and CFO, a mix of 70% PSUs and 30% time-based restricted stock units (“RSUs”) and (b) for our Regional Presidents, an equal mix, at target, of PSUs and RSUs, would:

•	align incentives with stockholders’ focus on profitability and financial performance;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•	incentivize retention of key employees over the longer term.

Consistent with the 2015 long-term incentive program, Adjusted EBITDA, with three-year cumulative goals, was selected as the primary performance metric for the PSUs granted under the 2016 LTIP based on the importance of this measure to our Company’s long-term profitable growth. The target goal was based on the Company’s 2015 results, plus an appropriate growth rate over the performance period.

Adjusted EBITDA goals for the 2016 LTIP are as follows:

Achievement Level	Payout Opportunity* (as a % of target units awarded)	Cumulative Three-Year Adjusted EBITDA Goal (Dollars in millions)
Maximum	125%	$3,118
Target	100%	$2,834
Threshold	50%	$2,551
* Straight-line interpolation is used for achievement between specified goals.
As in prior years, relative total shareholder return of our Company’s stock compared to that of the companies comprising the Russell 1000 Index (“Relative TSR”) was also included as a metric. So long as the threshold

Adjusted EBITDA goal is achieved, vesting can be increased by up to 20% if the following Relative TSR goals are achieved:

Relative TSR Over Three-Year Measurement Period	Increase*
≥60th Percentile	20%
55th Percentile	10%
≤50th Percentile	0%
* Straight-line interpolation is used for achievement between specified goals.
The equity award granted to our Executive Chairman was comprised of an equal mix, at target, of PSUs and RSUs.  The performance metrics for the PSUs were consistent with the other 2016 LTIP awards but with one-year goals to recognize that, at the time of grant, our Executive Chairman’s agreement with the Company was set to expire at the end of 2016.

Adjusted EBITDA goals for our Executive Chairman’s 2016 PSU award are as follows:

Achievement Level	Payout Opportunity* (as a % of target units awarded)	Cumulative One-Year Adjusted EBITDA Goal (Dollars in millions)
Maximum	125%	$999
Target	100%	$908
Threshold	50%	$817
* Straight-line interpolation is used for achievement between specified goals.
So long as the threshold Adjusted EBITDA goal is achieved, vesting can be increased by up to 20% if the following Relative TSR goals are achieved:

Relative TSR Over One-Year Measurement Period	Increase*
≥60th Percentile	20%
55th Percentile	10%
≤50th Percentile	0%
* Straight-line interpolation is used for achievement between specified goals.
The PSU award granted to our Executive Chairman in 2016 vested in 2017 at 60% of target.
Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program and their duties are summarized below.
Role of the Independent Compensation Consultant

Consistent with its charter, the Committee continued its

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engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2016. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers. In early 2016, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the NASDAQ listing standards.

Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2016.
Compensation Decisions

In the case of NEOs other than the CEO, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2016 Pay Decisions” above. Performance criteria and goals are recommended by our Human Resources staff based on the Company’s business plan and goals, with input from the CFO and his staff. Recommendations related to the mix of compensation elements generally reflect a review of practices of our Peer Group and Survey Data (as defined below), and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.
Each recommendation is then discussed with our CEO for feedback and final approval. Final recommendations are reviewed with the compensation consultant and the Chairman of the Committee to ensure that they are consistent with the Committee’s expectations and the Company’s compensation philosophy, and ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.
Our CEO’s compensation is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of our CEO’s compensation, taking into consideration our CEO’s performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s balance sheet and operations.
Risk Assessment

In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2016, concluded that the incentive awards approved would not be likely to encourage excessive risk-taking. Consistent with past practice, management also reviewed the Company’s compensation policies and practices for employees generally with the chairmen of the Audit and Compensation committees and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors-Risk Management and Risk Assessment.”
Consideration of Peer Groups and Survey Data

Given that there is just one other U.S.-based publicly traded car rental company, peer companies are selected to supplement that company with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Given our capital structure, we place a greater emphasis on enterprise value than market capitalization when developing the peer group. For 2016 pay decisions, the Company’s peer group consisted of the following 16 companies (the “Peer Group”):
AutoNation Inc.
Carmax, Inc.
Carnival Corporation
Cintas Corporation
Hertz Global Holdings, Inc.
J.B. Hunt Transport Services, Inc.
Marriott International, Inc.
Norfolk Southern Corporation
Norwegian Cruise Line Holdings Ltd.
Pitney Bowes Inc.
RR Donnelley & Sons Company
Royal Caribbean Cruises Ltd.
Ryder System, Inc.
Starwood Hotels & Resorts Worldwide
Waste Management, Inc.
Wyndham Worldwide Corporation

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The current Peer Group was initially approved in 2011 and reviewed in subsequent years. The Peer Group reflects no change from the group approved in 2015. The Committee reviewed pay data of the Peer Group, as previously discussed, applying regression analysis as needed that adjusts for the differences in revenue size within the Peer Group to ensure reasonable comparability of the pay packages of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee expects to review the Peer Group from time to time in order to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.
The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data1 represent data from over 1,000 companies sized according to revenue, assets and number of employees.
In 2016, the Committee considered the Survey Data for each element of the 2016 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2016. Please refer to “Analysis of 2016 Pay Decisions” for the other factors considered in setting executive compensation for 2016.
__________
1 While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis-i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.
Committee Consideration of the Company’s 2016 Stockholder Vote on Executive Compensation

The Committee reviewed the results of the Company’s stockholder advisory vote on executive compensation (“Say on Pay”) in 2016. At the 2016 annual meeting of stockholders, over 98% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2016 Say on Pay results and feedback from stockholders, the Committee concluded that the

Company’s overall compensation program as it relates to its NEOs enjoys the support of the Company’s stockholders and does not require revision to address any broad stockholder concerns.
Policy Related to Equity Awards

Our practice has been to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include the awards granted to all of the NEOs, have usually been approved on the date of the first regularly scheduled Committee meeting each year. However, the Committee retains the ability to determine, and has in the past determined, that another grant date may be appropriate in certain circumstances. For 2017 and future years, the Company expects to grant awards at a subsequent meeting in late February or early March. Awards are also approved at each of the other pre-established Committee meetings typically for executives hired or promoted since the prior meeting. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the date the Committee approves the award. The Committee typically approves a dollar amount for each restricted unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted units to be granted.
Executive Stock Ownership and Retention Guidelines

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Other NEOs	Three times base salary

Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options. Eighty percent of our NEOs have exceeded the applicable specified ownership threshold.

28

Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.
Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team, we initially entered into employment agreements with our Executive Chairman and our CFO in 2006. We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we also entered into an employment agreement with our CEO in connection with his assumption of the role in 2016 on terms that were substantially similar to those in place for our former CEO and Chairman, who is now our Executive Chairman, except that cash severance payable in connection with a termination without cause or as a result of constructive discharge reflected a reduction to 200% of the sum of base salary plus target bonus from 299%. The Company subsequently entered into amendments to the agreements with our Executive Chairman and our President and CFO to reduce cash severance payable in similar circumstances to 200% of the sum of base salary plus target bonus from 299%. As a result, employment agreements with our NEOs:

•	do not entitle any NEO to cash severance in excess of 200% of the sum of base salary plus target bonus;

•	do not entitle any NEO to accelerated vesting of any stock-based awards scheduled to vest more than two years following termination; and

•	do not entitle any NEO to vesting of any performance-based equity awards other than based on actual achievement of the applicable performance goals.
We have also entered into a severance agreement with our President, Americas and our President, International, under which the Company seeks to provide these officers with appropriate protections consistent with prevailing market practices.
A more detailed description of the Company’s agreements with our NEOs is set forth below under the heading “Employment Agreements and Other Arrangements,” and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading “Termination, Severance and Change of Control Arrangements.”
Perquisites and Benefits

We seek to provide perquisites to our executives that

are consistent with those provided by Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program and limited personal use of Company-leased aircraft services. In 2016, Mr. Servodidio, who was based in the United Kingdom, and Mr. De Shon, who was based in the United Kingdom from October 2011 through October 2015, were also provided with expatriate benefits associated with a Company-requested long-term assignment to the United Kingdom. The Company does not provide tax reimbursements on perquisites for any of our NEOs other than relocation and expatriate benefits in accordance with the Company’s standard policies.

The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our Executive Chairman primarily for Company-sponsored meetings. Employees, including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.
Anti-Hedging Policy

The Company’s insider trading policy prohibits executive officers and directors from, among other things, (i) engaging in hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and (ii) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Short sales of the Company’s securities are also prohibited under such policy.
Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

29

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1.0 million per year paid to the Company’s chief executive officer and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our NEOs so that it will satisfy the requirements for deductibility under Section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Compensation Committee Report

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
John D. Hardy, Jr., Chairman
Brian J. Choi
Leonard S. Coleman
Jeffrey H. Fox
Lynn Krominga

30

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Comp ($)(e)	Total ($)
De Shon, Larry D. CEO and Chief Operating Officer	2016	1,000,000	—	3,745,723	—	675,000	—	1,108,743	6,529,466
	2015	748,836	—	4,445,440	—	815,769	—	2,878,218	8,888,263
	2014	700,000	—	2,535,459	—	805,000	—	1,231,014	5,271,473
Wyshner, David B. President and CFO	2016	800,000	—	2,497,149	—	450,000	—	121,144	3,868,293
	2015	723,630	—	4,565,861	—	652,500	—	116,296	6,058,287
	2014	700,000	—	1,285,445	—	805,000	—	123,765	2,914,210
Nelson, Ronald L. Executive Chairman	2016	800,000	—	2,305,842	—	—	—	224,229	3,330,071
	2015	1,244,521	—	7,982,712	—	1,678,933	—	250,797	11,156,963
	2014	1,150,000	—	5,731,437	—	1,983,750	—	306,814	9,172,001
Ferraro, Joseph A. President, Americas	2016	623,269	—	1,177,554	—	275,797	25,896	34,077	2,136,593
	2015	570,137	—	2,409,041	—	382,716	—	21,162	3,383,056
Servodidio, Mark J. President, International	2016	596,538	—	1,177,554	—	395,237	—	2,108,324	4,277,653
	2015	512,603	—	842,029	—	357,663	—	1,168,530	2,880,825

(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan.
(b)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2016 stock awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2016, included in our 2016 Form 10-K. The grant date value of the 2016 stock awards assuming achievement of the highest level of performance conditions are: for Mr. De Shon, $4,050,013; Mr Wyshner, $2,700,009; Mr. Nelson, $2,500,008; Mr. Ferraro, $1,250,004; and Mr. Servodidio, $1,250,004. Awards granted in 2016 are further discussed in the Compensation Discussion and Analysis (the “CD&A”).

(c)
Amounts reflected were earned based on achievement of annual performance goals established for each year, pursuant to the Company’s Amended and Restated Equity and Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan.

(d)
For Mr. Ferraro, the reported change in pension value during the year represents the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan. During 2016, such value increased by $25,896, primarily driven by a decrease in the discount rate. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31,1998. Please see the “Pension Benefits Table” below for further information regarding this plan.

(e)	All Other Compensation includes the personal benefits and perquisites presented in the following tables.

31

All Other Compensation Table

Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Expatriate, Relocation and Other Benefits ($)(c)	Tax Equalization and Reimbursement ($)(d)	Total All Other Compensation ($)
Mr. De Shon	2016	108,924	104,603	16,825	878,391	1,108,743
	2015	93,876	39,038	278,690	2,466,614	2,878,218
	2014	90,300	59,026	353,449	728,239	1,231,014
Mr. Wyshner	2016	87,150	33,238	756	—	121,144
	2015	82,568	32,972	756	—	116,296
	2014	90,300	32,709	756	—	123,765
Mr. Nelson	2016	148,736	74,737	756	—	224,229
	2015	175,407	74,634	756	—	250,797
	2014	188,025	118,033	756	—	306,814
Mr. Ferraro	2016	—	33,374	703	—	34,077
	2015	—	20,618	544	—	21,162
Mr. Servodidio	2016	52,407	33,518	263,002	1,759,397	2,108,324
	2015	52,216	24,502	300,748	791,064	1,168,530

(a)
Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation, with the Company matching contributions up to a 6% cap under the terms of the plan.

(b)	Represents the perquisites presented in the table below.
(c)
Represents the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. De Shon and Mr. Servodidio, amounts also include expatriate and relocation benefits in connection with long-term assignments to the United Kingdom as set forth below:

	Mr. De Shon ($)*
Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
2016	—	—	16,069	16,069
2015	208,709	12,866	56,359	277,934
2014	264,563	—	88,130	352,693

	Mr. Servodidio ($)*
Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
2016	179,899	—	82,427	262,326
2015	192,100	—	108,081	300,181

*Reflects a £/$ exchange rate as of the date paid, received or allocated.

**Amounts include allowances for home leave, utilities, and a goods and services differential to make up for the difference in prices between the home and host locations.  For Mr. Servodidio, amounts also include reasonable car rental cost for his accompanying spouse while on assignment.  For 2016, amounts for Mr. De Shon relate solely to return moving and shipment services in connection with the close of his assignment to the U.K.

(d)
For Mr. De Shon and Mr. Servodidio, amounts represent the incremental cost to the Company of tax equalization and other related payments associated with long-term assignments to the United Kingdom, all in accordance with the Company’s standard policies. For 2016, estimates of these values are reported, and are based on the currently available information. Actual 2016 values may differ, and are subject to change based on additional credits due to the Company or liabilities incurred by the Company related to filings for the 2016/2017 tax year in the United Kingdom. Mr. De Shon’s amounts primarily represent the value of vested stock awards in 2016 for the portion subject to UK taxation due to trailing liabilities. Per the Company’s standard policy, expatriate benefits and reimbursements are discontinued at the end of an assignment. However, tax equalization and other tax related payments may continue, but only to the extent that additional liabilities related to the foreign assignment are incurred.

32

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)(e)
Mr. De Shon	2016	66,061	12,868	21,924	104,603
	2015	5,512	11,752	18,174	39,038
	2014	28,487	11,519	19,020	59,026
Mr. Wyshner	2016	—	13,238	20,000	33,238
	2015	—	12,972	20,000	32,972
	2014	—	12,709	20,000	32,709
Mr. Nelson	2016	23,987	14,088	26,362	74,737
	2015	27,814	13,973	26,434	74,634
	2014	74,820	14,056	19,207	118,033
Mr. Ferraro	2016	—	10,417	19,107	33,374
	2015	—	972	19,146	20,618
Mr. Servodidio	2016	—	12,018	17,750	33,518
	2015	—	11,752	12,750	24,502

(a)
Under our aircraft policy, our Chief Executive Officer has reasonable non-business access to leased jet services, subject to prevailing market practices. Our Executive Chairman and our President and CFO have reasonable non-business access to leased jet services; for our Executive Chairman, such access may not exceed $75,000 per year, and for our President and CFO, access is subject to availability and is not to exceed ten hours per year, unless approved by our CEO in his sole discretion. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)
For Mr. Nelson, includes reimbursement for financial services provided by an approved outside vendor up to a maximum of $12,000. For the other NEOs, represents actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2016 were $2,088 for Mr. Nelson and Mr. De Shon and $1,238 for our other NEOs.

(c)
Represents the annual lease value of a Company-provided car, or annual car allowance. For Mr. Servodidio, reflects an average £/$ exchange rate for the vehicle use period. All NEOs participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)
For Mr. Nelson, includes: (i) annual dues of $1,450 paid by the Company for a corporate private club membership used primarily for Company-sponsored meetings; however, no amounts are included for occasional personal use of this membership by Mr. Nelson as the Company does not incur any associated incremental cost; and (ii) discretionary matching contributions made by The Avis Budget Group Charitable Foundation of $5,000.

(e)	Amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $3,850).

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Grants of Plan-Based Awards Table

Name	Award Type	Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. De Shon	Bonus	—	375,000	1,500,000	3,000,000
	Time-based	1/28/2016							34,776	—	—	900,003
	Performance-	1/28/2016				40,572	81,144	121,716				2,845,720
	based
Mr. Wyshner	Bonus	—	250,000	1,000,000	2,000,000
	Time-based	1/28/2016							23,184	—	—	600,002
	Performance-	1/28/2016				27,048	54,096	81,114				1,897,147
	based
Mr. Nelson	Bonus	—	—	—	—
	Time-based	1/28/2016							38,640	—	—	1,000,003
	Performance-	1/28/2016				19,320	38,640	57,960				1,305,839
	based
Mr. Ferraro	Bonus	—	155,817	623,269	1,246,538
	Time-based	1/28/2016							19,320	—	—	500,002
	Performance-	1/28/2016				9,660	19,320	28,980				677,552
	based
Mr. Servodidio	Bonus	—	146,384	585,537	1,171,073
	Time-based	1/28/2016							19,320	—	—	500,002
	Performance-	1/28/2016				9,660	19,320	28,980				677,552
	based

(a)
A discussion of the 2016 annual performance-based incentive program is included in the CD&A. The amounts earned for 2016 annual incentives are set forth in the Summary Compensation Table. For Mr. Servodidio, the target reflects a blended rate based on the timing of a change in target bonus in January 2016.

(b)
Represents awards of PSUs. For Mr. Nelson, PSUs vested on March 1, 2017, based on Adjusted EBITDA goals and a Relative TSR modifier, as more fully described in the CD&A under “Long-Term Incentive Program.” For other NEOs, PSUs are scheduled to vest on January 28, 2019, based on Adjusted EBITDA goals and a Relative TSR modifier,as more fully described in the CD&A under “Long-Term Incentive Program.”  Vesting of each PSU award is also generally subject to continued service.

(c)
For Mr. Nelson, represents RSUs which vested on January 28, 2017, and for other NEOs, represents RSUs which are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant. Vesting of each of the RSU awards is generally subject to continued service.

(d)
Assumptions used in the calculation of the grant date fair value of the awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2016, included in our 2016 Form 10-K. The grant date value of the stock underlying the PSUs assuming attainment of the highest performance conditions are: for Mr. De Shon, $3,150,010; Mr. Wyshner, $2,100,007; Mr. Nelson, $1,500,005; Mr. Ferraro, $750,003; and Mr. Servodidio, $750,003.

34

Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS(b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(a)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. De Shon	1/28/2016						34,776(c)	1,275,584	81,144(h)	2,976,362
Mr. De Shon	9/15/2015						43,908(e)	1,610,545
Mr. De Shon	1/21/2015						6,540(f)	239,887	9,809(j)	359,794
Mr. De Shon	1/22/2014						4,861(g)	178,301	14,581(m)	534,831
Mr. Wyshner	1/28/2016						23,184(c)	850,389	54,096(h)	1,984,241
Mr. Wyshner	9/15/2015						43,908(e)	1,610,545
Mr. Wyshner	1/21/2015						7,084(f)	259,841	10,626(j)	389,762
Mr. Wyshner	1/22/2014						4,861(g)	178,301	14,581(m)	534,831
Mr. Wyshner	1/28/2009	12,500			0.79	1/28/2019
Mr. Wyshner	1/28/2009	50,000			0.79	1/28/2019
Mr. Nelson	1/28/2016						38,640(d)	1,417,315	38,640(i)	1,417,315
Mr. Nelson	1/21/2015								28,037(k)	1,028,397
Mr. Nelson	4/17/2014								14,991(l)	549,870
Mr. Nelson	1/27/2010	160,000			11.53	1/27/2020
Mr. Nelson	1/28/2009	212,500			0.79	1/28/2019
Mr. Nelson	1/28/2009	212,500			0.79	1/28/2019
Mr. Ferraro	1/28/2016						19,320(c)	708,658	19,320(h)	708,658
Mr. Ferraro	1/21/2015						10,899(f)	399,775	16,348(j)	599,645
Mr. Ferraro	1/22/2014						2,835(g)	103,988	3,645(m)	133,699
Mr. Servodidio	1/28/2016						19,320(c)	708,658	19,320(h)	708,658
Mr. Servodidio	1/21/2015						5,722(f)	209,883	3,678(j)	134,909
Mr. Servodidio	1/22/2014						4,253(g)	156,000	5,468(m)	200,566

(a)	Represents the fair market value of our Common Stock on the date of grant as approved by the Committee on the date of grant.
(b)
Stock awards include RSUs and PSUs. Values of units that have not vested are based for RSUs and PSUs on the closing price of our Common Stock on December 31, 2016 of $36.68. Notes (c)-(m) are set forth below:

	Award	Scheduled Vesting
(c)	RSUs	Three equal installments on January 28, 2017, 2018 and 2019.
(d)	RSUs	January 28, 2017
(e)	RSUs	Two equal installments on September 15, 2017 and 2018.
(f)	RSUs	Two equal installments on January 21, 2017 and 2018.
(g)	RSUs	January 22, 2017
(h)	PSUs	January 28, 2019, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals.
(i)	PSUs	January 28, 2017, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals.
(j)	PSUs	January 21, 2018, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals.
(k)	PSUs	January 21, 2017, based on Relative TSR goals. Such PSUs were canceled due to non-attainment of performance goals.
(l)	PSUs	January 22, 2017, based on Relative TSR goals. Such PSUs were canceled due to non-attainment of performance goals.
(m)	PSUs	January 22, 2017, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals.

35

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. De Shon	—	—	106,435(a)	2,963,087
Mr. Wyshner	—	—	78,168(b)	2,225,663
Mr. Nelson	—	—	365,464(c)	11,532,197
Mr. Ferraro	—	—	19,608(d)	505,524
Mr. Servodidio	—	—	29,760(d)	770,945

(a)	For Mr. De Shon, includes: vesting of 135.6% of a PSU award granted in 2013; 138.9% of a special PSU award granted in 2014; and 33% of RSU awards granted in 2013, 2014 and 2015.
(b)	For Mr. Wyshner, includes: vesting of 135.6% of a PSU award granted in 2013; and 33% of RSU awards granted in 2013, 2014 and 2015.
(c)
For Mr. Nelson, includes: vesting of 75% and 51% of PSU awards granted in 2014 and 2015, respectively; 100% of RSU and restricted cash unit awards granted in 2013; 150% of a PSU and a performance-based cash unit award granted in 2013; and 100% of RSU awards granted in 2015.

(d)	For Mr. Ferraro and Mr. Servodidio, includes vesting of 135.6% of a PSU award granted in 2013; and 33% of RSU awards granted in 2013, 2014 and 2015.
Pension Benefits Table

Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan	21 years, 1 month	364,846	—

(a)
Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 17 to our audited financial statements for the fiscal year ended December 31, 2016, included in our 2016 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

36

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. De Shon	856,377	106,212	136,817	—	1,617,092
Mr. Wyshner	86,977	86,977	57,515	(165,661)	643,242
Mr. Nelson	149,774	149,774	40,667	(366,363)	482,608
Mr. Ferraro	—	—	—	—	—
Mr. Servodidio	77,984	55,061	24,800	—	245,989

(a)
Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.
(c)
All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)
Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

(e)
Represents total trust assets accumulated for all periods of plan participation through the end of 2016. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements
Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.”
Mr. De Shon

On September 15, 2015, the Company entered into a new employment agreement with Mr. De Shon, effective January 1, 2016. In addition to providing for a minimum base salary of $1,000,000 and employee benefit plans generally available to our executive officers, Mr. De Shon’s agreement provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. De Shon’s agreement provides that if his employment with the Company is terminated without “Cause” or due to a “Constructive Discharge” (as described below), he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus his then-current target annual bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in this event, Mr. De Shon’s then outstanding equity awards, which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment would immediately vest in full. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Mr. De Shon’s agreement provides for non-competition and non-solicitation covenants which will last two years following Mr. De Shon’s employment with us.
Mr. Nelson

In April 2014, the Company entered into an amended employment agreement with Mr. Nelson, which was further amended in March 2016 and in December 2016, respectively. The agreement is scheduled to terminate on December 31, 2017, and in addition to providing for a minimum base salary of $500,000, generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75. If Mr. Nelson’s employment with the Company is terminated by the Company without “Cause” or due to a “Constructive Discharge” (as summarized below), Mr. Nelson generally will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of equity awards scheduled to vest during the two-year period following the termination of Mr. Nelson’s employment, with performance-vesting awards vesting (or being forfeited) based on actual achievement of applicable performance goals. Mr.

37

Nelson is also generally entitled to receive benefits and perquisites on a basis no less favorable than as provided to any other executive of the Company. The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last one year following Mr. Nelson’s employment with us, subject to certain exceptions.
Mr. Wyshner

In March 2016, the Company entered into an amended employment agreement with Mr. Wyshner. In addition to providing for a minimum base salary of $800,000, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 125% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner’s agreement provides that if his employment with the Company is terminated without “Cause” or due to a “Constructive Discharge” (as described below), he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus his then-current target annual bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in this event, Mr. Wyshner’s then outstanding equity awards, which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment would immediately vest in full. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Mr. Wyshner’s agreement provides for non-competition and non-solicitation covenants which will last two years following Mr. Wyshner’s employment with us.
Messrs. Ferraro and Servodido

The severance agreement for each of Mr. Ferraro and Mr. Servodidio provides that if the executive’s employment is terminated by us other than for “Cause” (as described below), disability or death, he will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in connection with such termination, each agreement also generally provides for accelerated vesting on termination of the stock-based awards which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Severance is contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.
Certain Defined Terms

For all our NEOs:
“Cause” is defined in the agreement for each NEO and generally includes the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.
For Messrs. De Shon, Nelson and Wyshner:
“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the applicable employment agreement, (b) the relocation of our business office more than 30 miles or (c) the failure of a successor to the Company to assume the applicable employment agreement. In addition, “Constructive Discharge” also means:

•	For Mr. De Shon:
(a) any material diminution to Mr. De Shon’s duties and responsibilities, including Mr. De Shon ceasing to be the most senior executive officer of a public company or (b) Mr. De Shon does not report directly to the Board of Directors.

•	For Mr. Nelson:
(a) any material diminution to Mr. Nelson’s duties and responsibilities, (b) Mr. Nelson does not report directly to the Board or (c) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, or termination for Cause.

•	For Mr. Wyshner:
(a) any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, or (b) Mr. Wyshner is not the most senior financial officer of the Company.

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Discussion of Change-in-Control Provisions
Equity Awards
The Company’s Amended and Restated Equity and Incentive Plan generally provides that equity awards accelerate following a Change in Control (as defined in the Amended and Restated Equity and Incentive Plan) of the Company only if a participant is also terminated without cause or experiences a constructive discharge within two years following a Change in Control. Under the Amended and Restated Equity and Incentive Plan, “Change in Control” is generally defined as:

(a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company, of all or substantially all of the Company’s assets.

Severance
Potential severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

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Termination, Severance and Change of Control Arrangements
The table below shows the potential severance payments for each NEO, as of December 31, 2016.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. De Shon
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,500,000	7,175,305	44,123	8,719,428
Termination by Company without Cause or due to Constructive Discharge	5,000,000	3,773,748	106,010	8,879,758
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	5,000,000	7,175,305	106,010	12,281,315
Change of Control Transaction without Termination	—	—	—	—
Mr. Wyshner
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,000,000	5,807,911	63,351	6,871,262
Termination by Company without Cause or due to Constructive Discharge	3,600,000	3,540,207	123,906	7,264,113
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,600,000	5,807,911	123,906	9,531,817
Change of Control Transaction without Termination	—	—	—	—
Mr. Nelson
Resignation or Termination by Company for Cause	—	—	185,218	185,218
Termination due to Death or Disability	—	4,412,897	185,218	4,598,115
Termination by Company without Cause or due to Constructive Discharge	1,600,000	4,412,897	257,811	6,270,708
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	1,600,000	4,412,897	257,811	6,270,708
Change of Control Transaction without Termination	—	—	—	—
Mr. Ferraro
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	275,797	2,654,422	—	2,930,219
Termination by Company without Cause or due to a Constructive Discharge	2,500,000	1,709,545	100,679	4,310,224
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,500,000	2,654,422	100,679	5,255,101
Change of Control Transaction without Termination	—	—	—	—
Mr. Servodidio
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	395,237	2,118,673	—	2,513,910
Termination by Company without Cause or due to Constructive Discharge	2,400,000	1,173,797	116,365	3,690,162
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	2,400,000	2,118,673	116,365	4,635,038
Change of Control Transaction without Termination	—	—	—	—

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the section captioned “Employment Agreements and Other Arrangements - Certain Defined Terms.”
(b)
For all NEOs, the lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2016 and multiplied by 200%. Severance due to death and disability is calculated based on target annual incentives for Messrs. De Shon, Nelson, and Wyshner, and based on actual annual incentives for Mr. Ferraro and Mr. Servodidio.

(c)
The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2016 and based on the closing price of our Common Stock of $36.68 on December 31, 2016. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)
For Mr. Nelson, reflects the continuation of benefit plans he participates in until age 75 in the event of a “Resignation or Termination by the Company for Cause” and all other amounts in the “Continuation of Benefits and Perquisites” column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For all other NEOs, reflects 24 months of continued health, dental and car benefits and financial planning.

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2016 Director Compensation
Non-employee directors are compensated for their service on the Board as described below.
Annual Compensation
For 2016, our annual director retainer was initially $200,000 and increased to $210,000, effective October 2016. This increase was determined following a review conducted by the Company of a pay analysis with input from Pay Governance, which was discussed and reviewed by the Corporate Governance Committee and approved by the Board. To reflect their additional responsibilities, the Presiding Director and the chairs and members of each of the Audit, Compensation, Corporate Governance and Executive Committees, respectively, receive additional retainers as set forth below.

Annual Retainers ($)
Presiding Director	30,000
Audit Committee Chair	25,000
Audit Committee Member	10,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	15,000
Corporate Governance Committee Member	7,500
Executive Committee Member	8,000

Director compensation is paid quarterly, 50% in cash and 50% in equity, subject to a cap of 7,500 shares per quarter. Under the Company’s deferred compensation plan applicable to non-employee directors, a director may elect to defer any or all of the cash portion of his or her compensation and direct such deferred amounts among a pre-selected group of investment options similar to those available through the deferred compensation plan available to the NEOs. Directors may also elect to receive up to 100% of their compensation in the form of equity.
Under the Company’s deferred compensation plan applicable to non-employee directors, the equity portion of director compensation is automatically deferred into the form of deferred stock units. Such units convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. In lieu of the default treatment of the equity portion of the director compensation discussed above, directors may elect to receive the equity portion of their compensation in the form of the Company’s Common Stock on each quarterly payment date.
Directors do not receive any meeting fees or any benefits such as life or medical insurance. Members of the Board who are also officers or employees of our Company do not receive compensation for serving as directors, other than reimbursement of travel-related expenses for meetings held outside the Company’s headquarters. Directors are eligible for limited matching of charitable contributions through the Avis Budget

Group Charitable Foundation. Directors are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.
Mr. Choi has elected not to receive compensation for his Board service, and as a result, does not receive any compensation described in this section.

Stock Ownership Guidelines
Minimum stock ownership guidelines require each non- employee director to acquire and hold designated levels of our Company’s Common Stock. Under such guidelines, our non- employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. For purposes of non-employee director stock ownership guidelines, stock ownership is defined to include stock owned by the director directly, stock owned indirectly through the Company’s deferred compensation plan applicable to non-employee directors, and the “in-the-money” portion of vested stock options, if any. As of December 31, 2016, all current directors with more than one year of Board service had exceeded such minimum ownership threshold.

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2016 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Cathcart, Alun (f)	106,250	106,237	—	5,000	217,487
Choi, Brian J. (e)	—	—	—	—	—
Choksi, Mary C.	110,000	109,985	—	5,000	224,985
Coleman, Leonard S.	128,750	128,738	—	5,000	262,488
Fox, Jeffrey H.	105,833	105,833	—	5,000	216,666
Hardy, John D.	113,750	113,746	—	5,000	232,496
Krominga, Lynn	111,250	111,243	—	5,000	227,493
Mestre, Eduardo G.	—	210,518	—	5,000	215,518
Salerno, F. Robert (f)	105,250	105,253	—	5,000	215,503
Sweeney, Stender E.	117,500	117,494	—	5,000	239,994
Viswanathan, Sanoke	76,250	76,234	—	5,000	157,484

(a)
The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends. Directors may elect to defer some or all fees earned or paid in cash under the Company’s deferred compensation plan applicable to non-employee directors. For 2016, the following directors elected to defer their 2016 cash compensation: Mr. Mestre deferred all such fees and elected to receive such fees in the form of deferred stock units; and Mr. Sweeney deferred all such fees and elected to direct his deferred cash compensation into investment options selected from those offered under the deferred compensation plan.

(b)
The stock awards represent: 50% of the annual retainer and 50% of committee chair and membership stipends. Such amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units or shares of Common Stock to be received pursuant to the equity portion of the retainer or any other compensation to be paid in the form of equity is equal to the value of the compensation being paid in the form of equity, divided by the fair market value of the Company’s Common Stock on the date of grant. For 2016, directors had the opportunity to receive the equity portion of their compensation in the form of the Company’s Common Stock on each quarterly payment date. Mr. Coleman, Mr. Hardy, Ms. Krominga and Mr. Sweeney made such an election with respect to the equity portion of 2016 director compensation. Each of the other directors received stock awards in the form of deferred stock units.

Outstanding stock awards at fiscal year-end are as follows: for Mr. Cathcart, 24,569 deferred stock units; for Ms. Choksi, 62,584 deferred stock units; for Mr. Coleman, 69,287 deferred stock units; for Mr. Fox, 8,578 deferred stock units; for Mr. Hardy, 54,074 deferred stock units; for Ms. Krominga, 53,906 deferred stock units; for Mr. Mestre, 68,818 deferred stock units; for Mr. Salerno, 16,141 deferred stock units; for Mr. Sweeney, 66,711 deferred stock units; and for Mr. Viswanathan, 2,336 deferred stock units.

(c)
As described above, Mr. Sweeney elected to defer the cash portion of his 2016 director compensation into certain investment options available under the deferred compensation plan. There were no above-market or preferential earnings in 2016 as any earnings were market-based, consistent with the investment options selected by Mr. Sweeney.

(d)	Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation.
(e)	Mr. Choi has elected not to receive compensation for his Board service.
(f)
Mr. Cathcart retired effective February 28, 2017. In addition to the compensation reflected above, Messrs. Salerno and Cathcart were also paid the following amounts in 2016, which were previously earned and accrued during their prior employment with the Company and Avis Europe, respectively:

Avis Rent A Car System, LLC Pension Plan (Mr. Salerno)	$40,597
Avis Rent A Car System, LLC Retirement Equalization Benefit Plan (Mr. Salerno)	$59,075
Avis U.K. Pension Plan (Mr. Cathcart)	$428,586*

*Reflects a $/£ exchange rate as of December 31, 2016 of 1.2345.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 2006. Lynn Krominga has served as a member of our Compensation Committee since January 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2008. Brian J. Choi and Jeffrey H. Fox were appointed to the Compensation Committee in January 2016. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2016 or before.

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Report of Audit Committee
Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.
In performing its oversight function, the Audit Committee discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.
Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2017.

THE AUDIT COMMITTEE
Stender E. Sweeney, Chairman
Alun Cathcart
Mary C. Choksi
Lynn Krominga

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Proposals to Be Voted On at Meeting

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Choi, Coleman, De Shon, Fox, Hardy, Mestre, Nelson, Salerno, Sweeney and Viswanathan to be elected at the Meeting to serve as directors for a one-year term ending at the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. All of the nominees for director are incumbent nominees and were each elected for one-year terms at the 2016 annual meeting. For certain information regarding each nominee, see “Board of

Directors-Biographical Information for Nominees” above.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, proxies may be voted for another person designated as an alternative by the Board or the Board may reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE.

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PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS
The Audit Committee’s Charter provides that the Audit Committee is responsible for:

•
appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

•	evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has served as our independent registered public accounting firm since before we became a stand-alone vehicle rental company in 2006. Prior to appointing Deloitte for 2017, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.
The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and with senior management.
A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.
Principal Accounting Firm Fees. Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2016 and 2015 were as follows:

`	Fee (in thousands)
Type of Fees	2016	2015
Audit Fees	$7,748	$7,165
Audit-Related Fees	$630	$1,369
Tax Fees	$2,736	$2,668
All Other Fees	$—	$—
Audit Fees. The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form

10-Q and for other attest services, including services related to regulatory and statutory filings and financings.
Audit-Related Fees. The aggregate audit-related fees for 2016 and 2015 primarily relate to services in connection with potential transactions or investments and audits of employee benefit plans.
Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2016 and 2015 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2016 and December 31, 2015, approximately $1.7 million of such fees related to tax compliance and approximately $1.0 million related to tax advice and tax planning.
All Other Fees. There were no other fees for the fiscal year ended December 31, 2016 or December 31, 2015.
The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.
The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.
All services performed by the independent registered public accounting firm in 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. Prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot

45

commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.
Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2017.

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PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is asking its stockholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
This vote is not intended to address any specific item
of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement.

This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, the Company is providing its shareholders a separate non-binding advisory vote to recommend whether an advisory vote on named executive officer compensation should occur every one, two or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year remains the most appropriate alternative for our Company at this time, and therefore our Board of Directors recommends an annual vote for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation provides the highest level of communication with our stockholders by allowing our stockholders to provide us with their direct input on our named executive officer compensation, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

In the future, we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. Under the by-laws of the Company, the holders of a majority of the voting power of the issued and outstanding Common Stock of the Company present in person or represented by proxy and entitled to vote must vote for approval.  Because this proposal has three choices (every one, two or three years), if none of the frequency alternatives receives the vote of the holders of a majority of the voting power of the issued and outstanding Common Stock of the Company present in person or represented by proxy and entitled to vote required by the by-laws, then we will consider stockholders to have approved the frequency alternative selected by holders of a plurality of the voting power of the issued and outstanding Common Stock of the Company present in person or represented by proxy and entitled to vote at the meeting.

This vote is advisory and not binding on our Board of Directors or the Company, therefore, our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE OPTION OF ONCE EVERY YEAR (“1 YEAR”)
AS THE RECOMENNDED FREQUENCY OF AN ADVISORY VOTE
ON NAMED EXECUTIVE OFFICER COMPENSATION.

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Stockholder Proposals for 2018 Annual Meeting

Proposals received from stockholders are given careful consideration by the Company. Stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2018 annual meeting of stockholders if they are received by the Company on or before November 28, 2017. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at the 2018 annual meeting of stockholders, such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal (other than nominations of directors) to be timely under the Company’s by-laws, it must be received not less than sixty days (i.e., March 17, 2018)

nor more than ninety days (i.e., February 15, 2018) before the anniversary date of the immediately preceding annual meeting of stockholders. In order for a director nomination to be timely under the Company’s by-laws, it must be received not less than ninety days (i.e., February 15, 2018) before the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting of stockholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice of a stockholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of stockholders was mailed or public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.
Additional Information

Eliminating Duplicate Mailings. If you share an address with other stockholders of the Company, you may receive notification that you are being sent only a single copy of proxy materials (including a copy of the proxy statement and the 2016 Annual Report) or a single Notice, as applicable, unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected stockholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for stockholders and potential cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or the Notice, as applicable, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.
Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired D.F. King to aid in the solicitation of proxies. It is estimated that the fee for D.F. King will be approximately $10,000 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

By Order of the Board of Directors

JEAN M. SERA
Corporate Secretary
Dated: March 21, 2017

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